AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC.

QUARTERLY PRICING SUPPLEMENT, DATED OCTOBER 1, 2014,

TO THE PROSPECTUS, DATED JULY 22, 2014

Quarterly Pricing Supplement

(unaudited)

On October 1, 2014, our net asset value (“NAV”) per institutional share is $9.943 and our NAV per retail share is $10.166.

The following sets forth the calculation of NAV for each of the institutional shares and retail shares:

Net Asset Value as of July 1, 2014:	$24,155,349.66

Net Assets as of October 1, 2014:
Real Estate Properties, at Fair Value	$36,710,000.00
Non-Real Estate Assets (1)
Cash and Cash Equivalents	1,015,794.90
Subscriptions Receivable	2,434.43
Prepaid Organizational and Other Costs	6,092,214.23
Total Assets	43,820,443.56
Liabilities
Financing	16,434,451.83
Deferred Revenue	135,336.71
Redemptions Payable	-
Other Liabilities (1)	2,692,023.93
Total liabilities	19,261,812.47
Net Asset Value	$24,558,631.09

(1) As described in “Valuation Policies” in our Prospectus, the Company estimates operating income and certain expenses and adds, or deducts, the daily accrual of such estimated expenses in determining NAV. Any operating income or such expense items that exceed the amount of such estimates will be adjusted monthly on a going forward basis.

The Real Estate Properties have initially been valued at cost. After such initial valuations, the value of the Real Estate Properties will be determined taking into consideration the valuations performed by Duff & Phelps, LLC, an independent valuation firm retained by us, which will be performed on each property at least one calender quarter after its acquisition.

Quarterly Adjustment and Calculation of NAV

Institutional Shares	NAV
Net Asset Value for Institutional shares as of July 1, 2014:
$12,799,762.70 ($9.943)
Share Purchases and Redemptions for the quarter ended October 1, 2014:	780,260.96
Share Purchases
Share Redemptions	(631,543.82)
Activity for the quarter ended October 1, 2014: (2)
Accrual of Portfolio Revenue	352,397.72
Accrual of Asset Management Fee	-
Accrual of Other Expenses (3)	(351,001.41)
Accrual of Organizational and Offering Expenses	(16,212.05)
Change in NAV due to Gains (Losses) (Realized and Unrealized) on Assets and
Liabilities subsequent to July 1, 2014	14,499.11
Ending NAV on October 1, 2014 (per institutional share)	$12,948,163.21 ($9.943)
Retail Shares	NAV
Net Asset Value for Retail shares as of July 1, 2014:
$11,355,586.96 ($10.146)
Share Purchases and Redemptions for the quarter ended October 1, 2014:	321,113.02
Share Purchases
Share Redemptions	(88,776.61)
Activity for the quarter ended October 1, 2014: (2)
Accrual of Portfolio Revenue	314,982.13
Accrual of Asset Management Fee	-
Accrual of Other Expenses (3)	(289,499.38)
Accrual of Organizational and Offering Expenses	(15,939.15)
Change in NAV due to Gains (Losses) (Realized and Unrealized) on Assets and
Liabilities subsequent to July 1, 2014	13,000.91
Ending NAV on October 1, 2014 (per retail share)	$11,610,467.88 ($10.166)
(2)	The beginning NAV and the quarterly activity have been allocated between the institutional shares and the retail shares in proportion to the NAV of the institutional shares and the retail shares on the corresponding NAV date.

(3)	Other Expenses, consist of all of our operating and administrative expenses, other than asset management fees and organizational and offering expenses.

The NAV per share for a particular day can be found on our website at www.arcdailynav.com or by calling our toll-free, automated telephone line at 1-866-532-4743.

 www.arcdailynav.com - 1.866.532.4743

Below is the NAV per share for each of the institutional shares and the retail shares for each day subsequent to our last pricing supplement.

	NAV per institutional
Date	share	NAV per retail share
July 2, 2014	$9.943	$10.146
July 3, 2014	$9.943	$10.147
July 7, 2014	$9.943	$10.147
July 8, 2014	$9.943	$10.147
July 9, 2014	$9.943	$10.147
July 10, 2014	$9.943	$10.148
July 11, 2014	$9.943	$10.148
July 14, 2014	$9.943	$10.149
July 15, 2014	$9.943	$10.149
July 16, 2014	$9.943	$10.149
July 17, 2014	$9.943	$10.149
July 18, 2014	$9.943	$10.149
July 21, 2014	$9.943	$10.150
July 22, 2014	$9.943	$10.150
July 23, 2014	$9.943	$10.150
July 24, 2014	$9.943	$10.151
July 25, 2014	$9.943	$10.151
July 28, 2014	$9.943	$10.152
July 29, 2014	$9.943	$10.152
July 30, 2014	$9.943	$10.152
July 31, 2014	$9.943	$10.152
August 1, 2014	$9.943	$10.152
August 4, 2014	$9.943	$10.153
August 5, 2014	$9.943	$10.153
August 6, 2014	$9.943	$10.154
August 7, 2014	$9.943	$10.154
August 8, 2014	$9.943	$10.154
August 11, 2014	$9.943	$10.155
August 12, 2014	$9.943	$10.155
August 13, 2014	$9.943	$10.155
August 14, 2014	$9.943	$10.155
August 15, 2014	$9.943	$10.155
August 18, 2014	$9.943	$10.156
August 19, 2014	$9.943	$10.156
August 20, 2014	$9.943	$10.157
August 21, 2014	$9.943	$10.157
August 22, 2014	$9.943	$10.157
August 25, 2014	$9.943	$10.158
August 26, 2014	$9.943	$10.158
August 27, 2014	$9.943	$10.158
August 28, 2014	$9.943	$10.158
August 29, 2014	$9.943	$10.159
September 2, 2014	$9.943	$10.160
September 3, 2014	$9.943	$10.160
September 4, 2014	$9.943	$10.160
September 5, 2014	$9.943	$10.160
September 8, 2014	$9.943	$10.161
September 9, 2014	$9.943	$10.162
September 10, 2014	$9.943	$10.162
September 11, 2014	$9.943	$10.162
September 12, 2014	$9.943	$10.162
September 15, 2014	$9.943	$10.162
September 16, 2014	$9.943	$10.163
September 17, 2014	$9.943	$10.163
September 18, 2014	$9.943	$10.163
September 19, 2014	$9.943	$10.163
September 22, 2014	$9.943	$10.164
September 23, 2014	$9.943	$10.164
September 24, 2014	$9.943	$10.164
September 25, 2014	$9.943	$10.165
September 26, 2014	$9.943	$10.165
September 29, 2014	$9.943	$10.165
September 30, 2014	$9.943	$10.166
October 1, 2014	$9.943	$10.166

www.arcdailynav.com - 1.866.532.4743